Exhibit 99.1

May 13, 2020

FOR IMMEDIATE RELEASE
Contact:
Aircastle Advisor LLC
Frank Constantinople, SVP Investor Relations
Tel: +1-203-504-1063
fconstantinople@aircastle.com

Aircastle Reports First Quarter 2020 Results

Key First Quarter 2020 Financial Metrics

•	Total revenues were $282.5 million up 32.1%

•	Total lease rental and direct financing and sales-type lease revenues were $205.7 million, up 8.4%

•	Net loss was $(34.2) million due to merger related costs

•	Adjusted EBITDA(1) was $263.1 million up 32.0%

First Quarter 2020 Highlights

•	Closed previously announced merger with Marubeni Corporation and Mizuho Leasing in March

•	Fitch Ratings upgraded Aircastle’s senior unsecured debt rating to BBB from BBB-, while Moody’s and S&P affirmed our senior unsecured debt ratings at Baa3 and BBB- respectively

•	Acquired four narrow-body aircraft for $82.3 million; committed to acquire two additional narrow-bodies during 2020 for $38.5 million

•	Disposed of eight older narrow-body aircraft for proceeds of $150.0 million and a gain on sale of $27.0 million; this represents a margin on net sales proceeds of 18.0%

Liquidity

•
As of April 30, 2020, total liquidity of $1.4 billion includes unrestricted cash of $348 million, $450 million of undrawn credit facilities and $540 million of projected operating cash flows through April 30, 2021

•	Unencumbered flight equipment with a net book value of $5.8 billion

•	$814 million of total contractual commitments through April 30, 2021; includes $500 million of notes due in March 2021

Mike Inglese, Aircastle’s Chief Executive Officer, commented, “Our thoughts are with all who have been impacted by the COVID-19 crisis. The novel coronavirus has affected individuals, families, healthcare and other front line workers and first responders around the world.”
Mr. Inglese continued, “Aircastle is well positioned to work through the significant challenges posed by the crisis. We have always operated with minimal forward commitments, low balance sheet leverage and a very strong liquidity position. Because our contractual obligations are minimal, we estimate having the ability to cover our obligations by a comfortable margin over the next twelve months.”
Mr. Inglese concluded, “As a professional manager of commercial aircraft we, along with our new owners, Marubeni Corporation and Mizuho Leasing, will continue to have a long-term focus and remain responsible stewards of our fixed income investors’ capital. We are dedicated to maintaining a sensible, conservative and balanced capital allocation strategy in the years ahead.”

Aviation Assets
During the first quarter 2020, we acquired four aircraft for $82.3 million and currently have commitments to acquire two additional narrow-bodies in 2020 for $38.5 million.
As of March 31, 2020, Aircastle owned 274 aircraft having a net book value of $7.6 billion. We also manage nine aircraft with a net book value of $324 million dollars on behalf of our joint venture with Mizuho Leasing.

Owned Aircraft	As of March 31, 2020(1)	As of March 31, 2019(1)
Net Book Value of Flight Equipment ($ mils.)	$7,565	$7,645
Net Book Value of Unencumbered Flight Equipment ($ mils.)	$5,831	$6,298
Number of Aircraft	274	259
Number of Unencumbered Aircraft	234	228
Number of Lessees	84	86
Number of Countries	46	47
Weighted Average Fleet Age (years)(2)	10.1	9.4
Weighted Average Remaining Lease Term (years)(2)	4.7	4.5
Weighted Average Fleet Utilization for the quarter ended(3)	98.9%	93.7%

Managed Aircraft on behalf of Joint Ventures
Net Book Value of Flight Equipment ($ mils.)	$324	$686
Number of Aircraft	9	15
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(1)	Calculated using net book value of flight equipment held for lease and net investment in leases at period end.

(2)	Weighted by net book value.

(3)
Aircraft on-lease days as a percent of total days in period weighted by net book value. Lower utilization during the three months ended March 31, 2019 due to discontinued revenue recognition from eleven aircraft previously leased with Avianca Brazil and seven aircraft previously leased with Jet Airways.

COVID-19
The novel coronavirus has dramatically reduced air traffic. The adverse economic impact caused by the virus suggests that a return to 2019 traffic levels will take time. IATA is now forecasting a 48% decline in revenue passenger kilometers in 2020 compared with 2019, and passenger revenues are estimated to be $314 billion lower.
In this challenging environment, most airline customers are seeking support from their lessor partners. Most of this support has come in the form of requests for payment deferrals and lease restructurings. While we feel that the major US airlines and the largest global flag carriers and low cost carriers are positioned to survive, we also anticipate bankruptcies and liquidations.
We are actively working with our lessees to support them in the short term in order to be better positioned with our airline customers during these unprecedented times. At the present time we have agreed to defer approximately 8.6% of the previous twelve month’s lease rental and direct finance and sales-type lease revenues. The deferrals are typically for three months and are structured to be repaid by year-end with interest.

About Aircastle Limited
Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of March 31, 2020, Aircastle owned and managed on behalf of its joint ventures 283 aircraft leased to 84 customers located in 46 countries.

Safe Harbor
All statements in this press release, other than characterizations of historical fact, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include, but are not necessarily limited to, statements relating to our proposed public offering of notes and our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA and Adjusted EBITDA and the global aviation industry and aircraft leasing sector. Words such as "anticipates," "expects," "intends," "plans," "projects," "believes," "may," "will," "would," "could," "should," "seeks," "estimates" and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on our historical performance and that of our subsidiaries and on our current plans, estimates and expectations and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any such forward-looking statements which are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this press release. These risks or uncertainties include, but are not limited to, those described from time to time in Aircastle's filings with the SEC and previously disclosed under "Risk Factors" in Item 1A of Aircastle's 2019 Annual Report on Form 10-K and in our Form 10-Q for the quarterly period ended March 31, 2020. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

Aircastle Limited and Subsidiaries
Reconciliation of GAAP to non-GAAP Measures
EBITDA and Adjusted EBITDA Reconciliation
(Dollars in thousands)
(Unaudited)

Three Mos. Ended March 31	
	2020	2019
	(Dollars in thousands)	
Net income (loss)	$ (34,221)	$ 34,810
Depreciation	89,705	84,735
Amortization of lease premiums, discounts and incentives	5,696	5,711
Interest, net	61,507	63,463
Income tax provision	149	3,098
EBITDA	122,836	191,817
Adjustments:		
Impairment of Aircraft	62,657	-
Equity share of joint venture impairment	-	2,724
Loss on Extinguishment of debt	3,955	-
Non-cash share based payment expense	38,727	2,726
Merger related expense*	34,770	-
Loss on MTM of interest rate derivative contracts	114	2,080
Adjusted EBITDA	$ 263,059	$ 199,347

* Included $32.2 million in Other expense and $2.6 million in Selling, general and administrative expenses.

We define EBITDA as income (loss) from continuing operations before income taxes, interest expense, and depreciation and amortization. We use EBITDA to assess our consolidated financial and operating performance, and we believe this non-U.S. GAAP measure is helpful in identifying trends in our performance.
This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed.
EBITDA provides us with a measure of operating performance because it assists us in comparing our operating performance on a consistent basis as it removes the impact of our capital structure (primarily interest charges on our outstanding debt) and asset base (primarily depreciation and amortization) from our operating results. Accordingly, this metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure, or expenses, of the organization. EBITDA is one of the metrics used by senior management and the Board of Directors to review the consolidated financial performance of our business.
We define Adjusted EBITDA as EBITDA (as defined above) further adjusted to give effect to adjustments required in calculating covenant ratios and compliance as that term is defined in the indenture governing our senior unsecured notes. Adjusted EBITDA is a material component of these covenants.

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